Exhibit 23.3

625 Walnut Ridge Drive Suite 105 Hartland, WI 53029 Tele: (262) 369-0400 Fax: (262) 369-3699

Consent of Independent Appraisal Firm

Globe Photos, Inc.

Las Vegas, Nevada

We hereby consent to the inclusion in the Registration Statement on Form S-1 (together with any amendments thereto (the “Registration Statement”) of Globe Photos, Inc. of references to our firm and to our valuation analyses with respect to the fair value of the intangible assets of Globe Photos, Inc. as well as those intangible assets recently acquired from Photo File, Inc.

Corporate Valuation Advisors, Inc.

Hartland, Wisconsin